Exhibit 7C

For period ending 08/31/2008 file number 811-21779.

For funds over #99, list the name of each series and give a consecutive number to each series. This information is required each time the form is filed.

For the funds over #99, interested parties could refer to the most recent shareholder report for financial information.

Series	Fund Name	Is this the Series last filing
Number Series Name for this series?

(Y/N)
100	John Hancock Mid Cap Intersection Fund	N
101	John Hancock Floating Rate Income Fund	N
102	John Hancock American Diversified Growth & Income Fund	N
103	John Hancock American Fundamental Holdings Fund	N
104	John Hancock American Global Diversification Fund	N